Exhibit 99.02

Condensed Combined Financial Statements
CenterPoint Energy Midstream Entities
Three Months Ended March 31, 2012 and 2013

1

TABLE OF CONTENTS

CONDENSED STATEMENTS OF COMBINED INCOME (unaudited)	1
CONDENSED STATEMENTS OF COMBINED COMPREHENSIVE INCOME (unaudited)	2
CONDENSED COMBINED BALANCE SHEETS (unaudited)	3
CONDENSED STATEMENTS OF COMBINED CASH FLOWS (unaudited)	4
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS	5

i

CENTERPOINT ENERGY MIDSTREAM ENTITIES

CONDENSED STATEMENTS OF COMBINED INCOME
(Unaudited)

	Three Months Ended March 31,
	2012	2013
	(in thousands)
Revenues:
Revenues - external customers	$180,839	$222,838
Revenues - affiliated companies	37,419	38,573
Total	218,258	261,411
Expenses:
Natural gas	11,789	45,358
Natural gas - affiliated companies	285	194
Operation and maintenance	63,985	68,878
Depreciation	24,654	29,745
Taxes other than income taxes	9,941	9,679
Total	110,654	153,854
Operating Income	107,604	107,557
Other Income (Expense):
Interest expense - affiliated companies	(21,214)	(23,733)
Equity in earnings of equity method affiliates	8,697	4,816
Interest income - affiliated companies	4,791	7,356
Other, net	22	(335)
Total	(7,704)	(11,896)
Income Before Income Taxes	99,900	95,661
Income tax expense	38,753	37,124
Net Income	$61,147	$58,537

See Notes to Condensed Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

CONDENSED STATEMENTS OF COMBINED COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2012	2013

Net income	$61,147	$58,537
Other comprehensive income, net of tax:
Adjustment to pension and other postretirement plans (net of tax of ($95) and ($94))	123	121
Other comprehensive income	123	121
Comprehensive income	$61,270	$58,658

See Notes to Condensed Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

CONDENSED COMBINED BALANCE SHEETS
(Unaudited)

	December 31,	March 31,
	2012	2013
	(in thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$—	$3,194
Accounts receivable	78,341	77,699
Accounts receivable - affiliated companies	25,396	50,900
Notes receivable - affiliated companies	478,427	497,899
Inventory	57,192	55,707
Taxes receivable	45,351	29,632
Deferred income tax assets	31,304	29,310
Prepaid expenses	2,379	2,486
Other current assets	20,640	12,709
Total current assets	739,030	759,536
Property, Plant and Equipment, Net	4,705,351	4,707,695
Other Assets:
Goodwill	629,101	629,101
Investment in equity method affiliates	404,575	400,392
Other	4,316	5,484
Total other assets	1,037,992	1,034,977
Total Assets	$6,482,373	$6,502,208

LIABILITIES AND PARENT NET EQUITY

Current Liabilities:
Accounts payable	$83,116	$43,120
Accounts payable - affiliated companies	28,333	54,307
Notes payable - affiliated companies	753,140	700,579
Taxes accrued	24,738	33,443
Customer deposits	1,421	1,370
Other	31,746	22,993
Total current liabilities	922,494	855,812
Other Liabilities:
Accumulated deferred income taxes, net	1,271,944	1,301,676
Notes payable - affiliated companies	1,008,633	1,008,633
Benefit obligations	21,498	21,525
Regulatory liabilities	15,931	16,222
Other	26,936	24,124
Total other liabilities	2,344,942	2,372,180

Commitments and Contingencies (Note 6)

Parent Net Equity
Parent net investment	3,221,320	3,280,478
Accumulated other comprehensive loss	(6,383)	(6,262)
Total Parent Net Equity	3,214,937	3,274,216
Total Liabilities and Parent Net Equity	$6,482,373	$6,502,208

See Notes to Condensed Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

CONDENSED STATEMENTS OF COMBINED CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2012	2013
	(in thousands)
Cash Flows from Operating Activities:
Net income	$61,147	$58,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,654	29,745
Deferred income taxes	39,592	37,377
Equity in earnings of equity method affiliates, net of distributions	2,017	4,160
Changes in other assets and liabilities:
Accounts receivable and unbilled revenues, net	9,667	642
Accounts receivable, affiliates	(10,564)	(25,504)
Accounts payable, affiliates	(908)	25,974
Inventory	(244)	1,485
Taxes receivable	25,812	15,719
Accounts payable	(34,610)	(24,187)
Fuel cost recovery	211	(3,124)
Taxes accrued	(596)	8,705
Other current assets	(1,652)	7,824
Other current liabilities	(10,598)	(8,804)
Other assets	(139)	(310)
Other liabilities	(9,683)	(6,145)
Other, net	631	621
Net cash provided by operating activities	94,737	122,715
Cash Flows from Investing Activities
Capital expenditures	(42,390)	(45,057)
Increase in notes receivable from affiliates	(22,007)	(19,472)
Investment in equity method affiliates	(3,614)	—
Other, net	(974)	(2,552)
Net cash used in investing activities	(68,985)	(67,081)
Cash Flows from Financing Activities:
Decrease in short-term notes payable with affiliates, net	(25,179)	(52,561)
Other, net	123	121
Net cash used in financing activities	(25,056)	(52,440)
Net Increase in Cash and Cash Equivalents	696	3,194
Cash and Cash Equivalents at Beginning of the Period	—	—
Cash and Cash Equivalents at End of the Period	$696	$3,194
Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest, net of capitalized interest	$21,214	$23,733
Income tax refunds	(10,547)	(11,467)
Non-cash transactions:
Accounts payable related to capital expenditures	$21,422	$20,998

See Notes to Condensed Combined Financial Statements

CENTERPOINT ENERGY MIDSTREAM ENTITIES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(1)    Background and Basis of Presentation

Background. On March 14, 2013, CenterPoint Energy, Inc. (and together with its subsidiaries, CenterPoint Energy) entered into a Master Formation Agreement (MFA) with OGE Energy Corp. (OGE) and affiliates of ArcLight Capital Partners, LLC (ArcLight), pursuant to which CenterPoint, OGE and ArcLight agreed to form a midstream partnership (the Midstream Partnership)as a private limited partnership. On May 1, 2013, the parties closed the formation of the Midstream Partnership. In connection with the closing (i) CenterPoint Energy Resources Corp. (CERC Corp.) converted its direct wholly owned subsidiary, CenterPoint Energy Field Services, LLC, a Delaware limited liability company (CEFS), into a Delaware limited partnership that became the Midstream Partnership, (ii) CERC Corp. contributed to the Midstream Partnership its equity interests in each of CenterPoint Energy Gas Transmission Company, LLC (CEGT), CenterPoint Energy - Mississippi River Transmission, LLC (MRT), certain of its other midstream subsidiaries (Other CenterPoint Midstream Subsidiaries), and a 24.95% interest in Southeast Supply Header, LLC (SESH, collectively with CEFS, CEGT, MRT and the other CenterPoint Energy Midstream Subsidiaries and each of their respective subsidiaries, the “CenterPoint Energy Midstream Entities” or “CenterPoint Midstream”), and (iii) OGE and ArcLight indirectly contributed 100% of the equity interests in Enogex LLC to the Midstream Partnership. The Midstream Partnership is controlled equally by CERC Corp. and OGE.

On May 1, 2013, the Midstream Partnership (i) entered into a $1.05 billion 3-year senior unsecured term loan facility, (ii) repaid $1.05 billion of intercompany indebtedness owed to CERC, and (iii) entered into a $1.4 billion senior unsecured revolving credit facility.
These condensed combined financial statements of the CenterPoint Energy Midstream Entities are prepared in connection with the Midstream Partnership discussed above and consist of the entities comprising CenterPoint Energy's Pipelines and Field Services reportable business segments that CenterPoint Energy contributed to the Midstream Partnership. CenterPoint Energy owns other assets and entities that are not historically included in CenterPoint Energy's Pipelines and Field Services reportable segments and are not subject to the MFA and, therefore, are not included in these combined financial statements. These condensed combined financial statements are unaudited, omit certain financial statement disclosures and should be read with the audited combined financial statements of the CenterPoint Energy Midstream Entities for the years ended December 31, 2010, 2011 and 2012.
Through its operating units, CenterPoint Midstream is engaged in the business of gathering, processing, transporting and storing natural gas. The principal business entities included in the historical combined financial statements of CenterPoint Midstream are: CEFS, CEGT, MRT, and CenterPoint Energy Southeastern Pipelines Holding, LLC (SEPH), which owned a 50% investment in SESH. The following is a brief description of the operations of each business comprising CenterPoint Midstream prior to the formation of the Midstream Partnership:

•
CEFS owns and operates 3,700 miles of gathering pipelines and processing plants that collect natural gas from approximately 140 separate systems located in major producing fields in Arkansas, Louisiana, Oklahoma and Texas. CenterPoint Energy Gas Processing, Inc., a wholly owned subsidiary of CEFS, owns and operates Waskom Gas Processing Company, which owns a natural gas processing plant engaged in the processing and marketing of natural gas and natural gas liquids, predominantly in Texas and northwest Louisiana. Prior to the acquisition of an additional 50% interest in Waskom Gas Processing Company in July 2012, CenterPoint Midstream owned a 50% equity interest in Waskom Gas Processing Company and accounted for its investment using the equity method of accounting.

•	CEGT owns and operates an interstate gas transmission and storage pipeline system located in the states of Arkansas, Kansas, Louisiana, Oklahoma, Mississippi, Missouri, Tennessee and Texas.

•	MRT owns and operates an interstate gas transmission and storage pipeline system located in the states of Arkansas, Illinois, Louisiana, Missouri and Texas.

•
SEPH owns a 50% investment in SESH, which owns and operates a natural gas transmission pipeline. The pipeline extends from the Perryville Hub in northeastern Louisiana to Alabama. SESH interconnects with 14 major north-south pipelines and three high deliverability storage facilities. CenterPoint Midstream accounts for this investment using the equity method.

Basis for Presentation. These combined financial statements and related notes of CenterPoint Midstream have been prepared in accordance with accounting principles generally accepted in the United States on the basis of CenterPoint Energy's historical ownership percentages of the entities. These combined financial statements have been prepared from the historical accounting records maintained by CenterPoint Energy and may not necessarily be indicative of the condition that would have existed or the results of operations if CenterPoint Midstream had been operated as a separate and unaffiliated entity. All of CenterPoint Midstream's combined entities were under common control and management for the periods presented, and all intercompany transactions and balances are eliminated in combination. CenterPoint Midstream uses the equity method of accounting for investments in entities in which CenterPoint Midstream has an ownership interest between 20% and 50% and exercises significant influence.

CenterPoint Midstream receives services and support functions from CenterPoint Energy. CenterPoint Midstream's operations are dependent on CenterPoint Energy's ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics. The cost of these services has been charged directly to CenterPoint Midstream using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment and proportionate corporate formulas based on operating expenses, assets, gross margin, employees and a composite of assets, gross margin and employees. These charges are not necessarily indicative of what would have been incurred had CenterPoint Midstream not been an affiliate. For additional disclosures of transactions between CenterPoint Midstream and related parties, see Note 5.

CenterPoint Energy has provided the necessary capital to finance CenterPoint Midstream's operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by CenterPoint Energy in CenterPoint Midstream and CenterPoint Midstream's accumulated net earnings after taxes.

The condensed combined financial statements and the related financial statement disclosures reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in CenterPoint Midstream's Condensed Statements of Combined Income are not necessarily indicative of amounts expected for a full-year period due to the effects of, among other things, (a) seasonal fluctuations in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures and (d) acquisitions and dispositions of businesses, assets and other interests.

For a description of CenterPoint Midstream's reportable business segments, see Note 8.

(2)    New Accounting Pronouncements

Management believes that recently issued standards, which are not yet effective, will not have a material impact on CenterPoint Midstream's combined financial position, results of operations or cash flows upon adoption.

(3)    Investments in Equity Method Affiliates

CenterPoint Midstream's investments in equity method affiliates include a 50% ownership interest in Southeast Supply Header, LLC (SESH) which owns and operates a 270-mile interstate natural gas pipeline.

Prior to July 2012, CenterPoint Midstream owned a 50% interest in Waskom Gas Processing Company (Waskom), a Texas general partnership, which owns and operates a natural gas processing plant and accounted for its investment in Waskom using the equity method of accounting.

On July 31, 2012, CenterPoint Midstream purchased the 50% interest that it did not already own in Waskom, as well as other gathering and related assets from a third-party for approximately $273 million in cash. The amount of the purchase price allocated to the acquisition of the 50% interest in Waskom was approximately $201 million, with the remaining purchase price allocated to the other gathering assets. The $273 million purchase price was allocated to the fair value of assets received as follows: $253 million to property, plant and equipment; $16 million to goodwill; and the remaining balance to other assets and liabilities. The original 50% interest held by CenterPoint Midstream in Waskom had a fair value of approximately $201 million prior to its acquisition of the additional 50% interest in Waskom, based on a discounted cash flow methodology (a level 3 valuation technique for which the key inputs are the discount rate and operating cash flow projections). The purchase of the additional 50% interest in Waskom was determined to be a business combination achieved in stages, and as such CenterPoint Midstream recorded a pre-tax gain of approximately $136 million and goodwill of $8 million on July 31, 2012, which is the result of CenterPoint Midstream remeasuring its original 50% interest in Waskom to fair value. As a result of the purchase, CenterPoint Midstream consolidated its wholly owned investment in Waskom beginning on July 31, 2012, which included goodwill totaling $24 million, consisting of $17 million related to Waskom (including the re-measurement of its existing 50% interest) and $7 million related to the other gathering and related assets.

Investment in Equity Method Affiliates:

	December 31,	March 31,
	2012	2013
	(In thousands)
Waskom	$—	$—
SESH	403,825	399,642
Other	750	750
Total	$404,575	$400,392

Equity in Earnings of Equity Method Affiliates:

	Three Months Ended March 31,
	2012	2013(1)
	(In thousands)
Waskom	$2,533	$—
SESH	6,164	4,816
Total	$8,697	$4,816

(1)
On July 31, 2012, Waskom became a wholly owned subsidiary of the combined CenterPoint Midstream entity. Beginning on August 1, 2012, Waskom's operating results are combined in the Statement of Combined Income.

(4)     Fair Value Measurements

Certain assets and liabilities are recorded at fair value in the Combined Balance Sheets and are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined below and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities are as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2: Inputs, other than quoted prices included in Level 1, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value assets and liabilities that are generally included in this category are derivatives with fair values based on inputs from actively quoted markets.

Level 3: Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Unobservable inputs reflect CenterPoint Midstream's judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. CenterPoint Midstream develops these inputs based on the best information available, including CenterPoint Midstream's own data. A market approach is utilized to value CenterPoint Midstream's Level 3 assets or liabilities.

Estimated Fair Value of Financial Instruments

The fair values of all accounts receivable, notes receivable, accounts payable and current notes payable, are estimated to be approximately equivalent to carrying amounts and have been excluded from the table below. The fair value of each debt instrument is determined by evaluating CenterPoint Midstream's borrowing rates for debt instruments with comparable maturities (level 3 inputs).

	December 31, 2012		March 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)

Long term notes payable - affiliated	$1,008,633	$1,231,630	$1,008,633	$1,219,748

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At December 31, 2012 and March 31, 2013, no material fair value adjustments or fair value measurements were required for these non-financial assets or liabilities.

(5)    Related Party Transactions

The related party transactions with CenterPoint Energy and its affiliates are described below.

Affiliated revenues and affiliated natural gas sales are comprised of gas transportation and processing revenues and sales of natural gas to CenterPoint Energy, respectively.

As discussed in Note 1, CenterPoint Energy provides corporate services such as management, administration, accounting, legal and other services to CenterPoint Midstream. Amounts charged to CenterPoint Midstream by CenterPoint Energy for corporate services were $9.8 million and $10.6 million for the three months ended March 31, 2012 and 2013, respectively, and are included primarily in operation and maintenance in the Combined Income Statements. The cost of these services has been charged directly to CenterPoint Midstream using methods that management believes are reasonable. Refer to Note 1 for a description of the allocation methods.

CenterPoint Midstream participates in a “money pool” through which it can borrow or invest with CenterPoint Energy on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. CenterPoint Midstream's money pool borrowings and investments are reflected in notes payable -affiliated companies and notes receivable - affiliated companies, respectively, in the Combined Balance Sheets.  The notes receivable - affiliated companies include $434.0 million and $457.8 million investments in the money pool as of December 31, 2012 and March 31, 2013, respectively. As of December 31, 2012 and March 31, 2013, money pool investments had an interest rate of 4.869% and 4.69%, respectively.

Notes receivable - affiliated companies also includes other notes receivable of $44.4 million and $40.1 million as of December 31, 2012 and March 31, 2013. Such notes had an interest rate of 3.25% at December 31, 2012 and March 31, 2013.

(6)    Commitments and Contingencies

(a) Long-Term Gas Agreements

Long-term Gas Gathering and Treating Agreements. CEFS has long-term agreements with an indirect wholly owned subsidiary of Encana Corporation (Encana) and an indirect wholly owned subsidiary of Royal Dutch Shell plc (Shell) to provide gathering and treating services for their natural gas production from certain Haynesville Shale and Bossier Shale formations in Texas and Louisiana.

Under the long-term agreements, Encana or Shell may elect to require CEFS to expand the capacity of its gathering systems by up to an additional 1.3 Bcf per day.  CEFS estimates that the cost to expand the capacity of its gathering systems by an additional 1.3 Bcf per day would be as much as $440 million.  Encana and Shell would provide incremental volume commitments in connection with an election to expand system capacity.

Long-term Agreement with XTO Energy. In March 2013, CenterPoint Energy Bakken Crude Services, LLC (CEBCS), a wholly owned subsidiary of CEFS, entered into a long-term agreement with XTO Energy Inc. (XTO), a subsidiary of Exxon Mobil Corporation, to provide gathering services for certain of XTO's crude oil production through a new crude oil gathering and transportation pipeline system in North Dakota's liquids-rich Bakken shale. The agreement with XTO was entered into pursuant to the open season announced by CEBCS in February 2013. Under the terms of the agreement, which includes volume commitments, CEBCS will provide service to XTO over a gathering system to be constructed by CEBCS in Dunn and McKenzie counties in North Dakota with a capacity of up to 19,500 barrels per day. CEBCS estimates that the construction of these facilities may cost as much as $125 million.

(b) Legal, Environmental and Other Matters

Legal Matters

Natural Gas Measurement Lawsuits. Certain of CenterPoint Midstream's combined entities are defendants in two mismeasurement lawsuits brought against approximately 245 pipeline companies and their affiliates pending in state court in Stevens County, Kansas.  In one case (originally filed in May 1999 and amended four times), the plaintiffs purport to represent a class of royalty owners who allege that the defendants have engaged in systematic mismeasurement of the volume of natural gas for more than 25 years. The plaintiffs amended their petition in this suit in July 2003 in response to an order from the judge denying certification of the plaintiffs' alleged class. In the amendment, the plaintiffs dismissed their claims against certain defendants (including two CenterPoint Midstream combined entities), limited the scope of the class of plaintiffs they purport to represent and eliminated previously asserted claims based on mismeasurement of the Btu content of the gas. The same plaintiffs then filed a second lawsuit, again as representatives of a putative class of royalty owners in which they assert their claims that the defendants have engaged in systematic mismeasurement of the Btu content of natural gas for more than 25 years. In both lawsuits, the plaintiffs seek compensatory damages, along with statutory penalties, treble damages, interest, costs and fees.  In September 2009, the district court in Stevens County, Kansas, denied plaintiffs' request for class certification of their case and, in March 2010, denied the plaintiffs' request for reconsideration of that order.  The district court subsequently signed an order dismissing without prejudice certain defendants from both lawsuits, including the remaining CenterPoint Energy defendants.

Other Proceedings

CenterPoint Midstream is involved in other legal, environmental, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. Some of these proceedings involve substantial amounts. CenterPoint Midstream regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. CenterPoint Midstream does not expect the disposition of these matters to have a material adverse effect on its financial condition, results of operations or cash flows.

(7)    Income Taxes

CenterPoint Midstream had an effective tax rate of 39% for both the three months ended March 31, 2013 and 2012.

Uncertain Income Tax Positions.  CenterPoint Midstream did not have unrecognized tax benefits related to uncertain income tax positions at March 31, 2012 and March 31, 2013.

Tax Audits and Settlements.  CenterPoint Energy's consolidated federal income tax returns have been audited and settled through the 2009 tax year. CenterPoint Energy has filed claims for income tax refunds that are pending review by the IRS for tax years 2002, 2003 and 2004. CenterPoint Energy is currently under examination by the IRS for tax years 2010 and 2011. CenterPoint Midstream has considered the effects of these examinations in its accrual for settled issues and liability for uncertain income tax positions as of March 31, 2013.

(8)    Reportable Business Segments

CenterPoint Midstream's determination of reportable business segments considers the strategic operating units under which CenterPoint Energy manages sales, allocates resources and assesses performance of various products and services to wholesale or retail customers in differing regulatory environments. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies except that some executive benefit costs have not been allocated to business segments. CenterPoint Midstream uses operating income as the measure of profit or loss for its business segments.

CenterPoint Midstream's reportable business segments include Interstate Pipelines and Field Services. The Interstate Pipelines business segment includes the interstate natural gas pipeline operations. The Field Services business segment includes the non-rate regulated natural gas gathering, processing and treating operations.

Financial data for business segments and products and services are as follows (in thousands):

	For the Three Months Ended March 31, 2012
	Revenues from External Customers (3)	Revenues from Affiliates (3)(4)	Operating Income	Total Assets as of December 31, 2012
Interstate Pipelines (1)	$82,152	$44,480	$60,291	$4,052,015
Field Services (2)	98,687	6,092	47,313	2,439,255
Eliminations	—	(13,153)	—	(8,897)
Consolidated	$180,839	$37,419	$107,604	$6,482,373

	For the Three Months Ended March 31, 2013
	Revenues from External Customers (3)	Revenues from Affiliates (3)(4)	Operating Income	Total Assets as of March 31, 2013
Interstate Pipelines (1)	$91,713	$40,304	$52,092	$4,060,380
Field Services (2)	131,125	11,382	55,465	2,450,243
Eliminations	—	(13,113)	—	(8,415)
Consolidated	$222,838	$38,573	$107,557	$6,502,208

(1)
Interstate Pipelines recorded equity income of $6.2 million and $4.8 million in the three months ended March 31, 2012 and 2013, respectively, from its 50% interest in SESH, a jointly-owned pipeline. These amounts are included in Equity in earnings of equity method affiliates under the Other Income (Expense) caption. Interstate Pipelines' investment in SESH was $403.8 million and $399.6 million as of December 31, 2012 and March 31, 2013, respectively, and is included in Investments in equity method affiliates.

(2)
Field Services recorded equity income of $2.5 million for the three months ended March 31, 2012 from its 50% interest in a jointly-owned gas processing plant. These amounts are included in Equity in earnings of equity method affiliates under the Other Income (Expense) caption.

(3)	Revenues are comprised of gas transportation and processing revenues.

(4)
CenterPoint Midstream revenues from affiliates of CenterPoint Energy accounted for 17%, and 15% of revenues during the three months ended March 31, 2012 and 2013, respectively. CenterPoint Midstream had no external customers accounting for 10% or more of revenues in periods shown. For further discussion of related party transactions, see Note 5.

(9)    Subsequent Events

CenterPoint Midstream determined there were no events which occurred subsequent to March 31, 2013, which should be disclosed or recognized in the financial statements, except as discussed in Note 1 and below. The evaluation was performed through July 16, 2013, the date the financial statements were issued.